UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 2, 2009

Stamps.com Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26427	77-0454966
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12959 Coral Tree Place, Los Angeles, CA	90066-7020
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:           (310) 482-5800

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2009, the compensation committee of our Board of Directors approved a non-equity incentive plan for 2009 (the “2009 Plan”) under which seven members of our executive management, including our named executive officers, are eligible for cash bonus awards. The 2009 Plan sets a base level aggregate bonus pool (the “Base Pool”) and provides that the actual bonus pool for 2009 could range from zero to twice the Base Pool based on our performance in 2009 relative to targets for revenue, pro-forma EBITDA and customer acquisition. The compensation committee set the amount of the Base Pool so that, if executive management performs at a reasonable level, as a group they would receive a total cash compensation for 2009 at approximately the median level versus benchmarks set using comparable individuals at comparable companies. However, the compensation committee retains the discretion to adjust the size of the bonus pool, for example to take into account factors such as further deterioration in the economic environment.

After it determines the final bonus pool after year end, the compensation committee will allocate the bonus pool based on its assessment of the individual performance of each participating employee as well as that employee’s overall compensation level versus relevant benchmarks set using comparable individuals at comparable companies. No individual has an individual bonus guarantee under the 2009 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stamps.com Inc.
(Registrant)

April 7, 2009	/s/ Kenneth McBride
Date	(Signature)

Kenneth McBride,
Chief Executive Officer